Exhibit 99.1

      ElkCorp Reduces Outlook for its Fourth Quarter and Fiscal Year 2005;
           Expects Record Earnings per Diluted Share for Fiscal 2005;
                 Favorable Roofing Market Expected to Continue;
              Expects Double Digit Earnings Growth for Fiscal 2006

     DALLAS--(BUSINESS WIRE)--June 22, 2005--ElkCorp, (NYSE:ELK), announced today its revised outlook for its fourth quarter and fiscal year ending June 30, 2005. The company expects earnings per diluted share from continuing operations for the fourth quarter to be in the range of $0.31 to $0.33, and for fiscal 2005 to be in the range of $2.09 to $2.11, down approximately $0.37 per diluted share from the most recent guidance of $2.46 to $2.49 per diluted share. The projected earnings per diluted share from continuing operations for fiscal year 2005 are approximately a 40% improvement over the $1.51 per diluted share reported for fiscal year 2004. The results exclude the gain from the divestiture of Ortloff Engineers, which was sold during the quarter and will be accounted for in discontinued operations. Consolidated net income for fiscal year 2005 is expected to be in the range of $2.31 to $2.33 per diluted share, which is a significant improvement over the $1.03 reported for fiscal year 2004.
     Although expectations for the fourth quarter are not at the levels the company had anticipated, Elk's earnings expectations for fiscal 2005 are a substantial improvement over the prior fiscal year. The company stated it also expects double digit earnings growth for fiscal 2006 fueled by longer than anticipated hurricane demand in Florida, price increases to assist in offsetting rising raw material and transportation costs, the increased utilization of added capacity at the composite lumber facility, solidified relationships with a distrib utor and a major OEM in the transportation industry and new composite leadership.
     The estimates for the quarter and fiscal year were impacted by challenges in the composite lumber business. These issues are expected to impact operating income by approximately $4.5 million or $0.14 per diluted share. In addition higher costs and slightly lower shingle volumes than originally anticipated, are expected to have an impact of approximately $7.9 million or $0.23 per diluted share.
     Shingle and accessory volume is expected to be down from the company's original expectations, impacting operating income approximately $4.0 million or $0.12 per diluted share, primarily due to a production slowdown at its Myerstown, PA facility because of an equipment failure in the granule storage system and lower production rates at the Tuscaloosa facility. The granule storage system problem at the Myerstown facility reduced production to approximately 90% of capacity; however, the quality of the shingles produced at this facility has not been affected. The company will pursue claims for full recovery of damage and lost income from insurers and contractors but recoveries are subject to uncertainties. Elk anticipates the Myerstown plant to be back to full capacity sometime during the first quarter of fiscal 2006. Lower volumes in Tuscaloosa were not due to declining demand but to unanticipated maintenance downtime. While the downtime was unanticipated, it was not unusual given the rapid pace of the production and the escalated time table for ramping this facility to initial rated capacity. Elk expects this facility to continue to ramp up production in the future but at a slower rate since achieving initial rated capacity in the third fiscal quarter.
     During the quarter, the company also faced higher than anticipated costs for freight, raw material and operating expenses, which are expected to have a negative impact on operating income of approximately $3.9 million or $0.11 per diluted share. Freight costs were impacted by continued price increases and higher cost shipping alternatives needed to support the Florida demand. Manufacturing, selling and G&A expenses were also above the original forecast for the quarter. Selling expenses are expected to decline from the fourth quarter levels which include marketing and advertising expenditures from the consumer marketing campaign launched in the quarter. Asphalt costs also impacted the quarter due to a more rapid increase than anticipated. In an effort to offset these costs, Elk has issued a 6-10% price increase on its roofing products effective June 6, 2005.
     The company's composite lumber business has remained a challenge. The most significant impact to the composite business was the delay in non-decking revenues due to customer specification issues and an inventory write-down of approximately $1.5 million. Products for non-decking applications were manufactured based on initial specifications and inventories were built to cover customer's initial projected sales requirements. However, during the final testing phase of these products, it was apparent the formulations and specifications required further adjustments. Elk is making the necessary adjustments to these products and expects revenue generation to begin in the second quarter of fiscal 2006 with additional products being added in the third fiscal quarter. The company believes that the recent organizational restructuring in this platform should alleviate similar product development issues going forward. The product development process is now under the direct control of the newly named Executive Vice President, Tim Machelski, and additional process controls have been added in both the sales and research and development to ensure customer specifications are met.
     Elk believes changes in the organizational structure at the executive level and in the product development area have been integral in the recent successes in the non-decking product line. During the quarter the company has taken initial orders from a distributor and a major OEM in the transporation industry for its non-decking products. Revenues from these orders are expected to begin in the second fiscal quarter of 2006.
     Sales in the decking portion of the composite lumber business continued to rise. Elk saw revenues double in the previous quarter and expects them to double in the fourth quarter as well. Sales in the decking business would have been higher in the quarter but were constrained by the ICC code approval process, some unanticipated product returns in the quarter resulting from additional product that was not consistent with the current formulation and product color variations. The color variation experienced with mixing of new and old production has been alleviated with all the decking lines now operational at the new facility. Despite the unanticipated returns, substantial progress toward achieving profitability has been made in this business line. Distribution has increased to approximately 100 locations throughout the U.S. and Canada. With the combination of the overall progress seen in the decking portion of the business, the current non-decking relationships and those on the horizon, Elk now expects to return to profitability in the composite lumber platform by the end of the third quarter of fiscal 2006.
     "The fourth quarter remained challenging due to the production slow-down at our Myerstown facility, lower than forecast production at Tuscaloosa and the slower ramp up of the non-decking portion of our composite lumber business. However, we believe the progress in the composite business combined with continued strong demand for roofing positions us well for growth in the coming quarters and throughout fiscal 2006," said Thomas Karol, chairman and chief executive officer of ElkCorp. "Roofing related demand remains strong with a healthy backlog of orders in all markets, with the exception of the West that has been impacted by heavy rains. Additionally, after further review of the Florida market, we now anticipate the storm demand will continue through July 2006 compared to our original projection that the demand would only last throughout the remainder of calendar year 2005. During this period, we also expect the laminated market to continue to grow throughout the majority of the country. Over the last 12 months, excluding the demand generated in the Florida market, the total laminated market has grown 11% compared to the previous 12-month period. The overall market growth is expected to maintain favorable market conditions as the excess hurricane demand in Florida trails off."
     Mr. Karol concluded, "We believe that the new initiatives available in the composite business combined with a positive roofing environment and our new innovative products should position us well for fiscal 2006 and beyond."
     The company has scheduled the release of its fourth quarter and fiscal year 2005 actual results on Monday, August 8, following the close of the market, and a conference call on August 9, 2005, at 11:00 a.m. EDT to further discuss its earnings and operations for the fourth quarter and fiscal year 2005 as well as expectations for its first quarter and fiscal year 2006. Investors and other interested parties may participate in the live audio webcast by visiting the investor relations section of the ElkCorp Web site at www.elkcorp.com.

     About ElkCorp

     ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.

     Safe Harbor Provisions

     In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the fiscal 2005 fourth quarter and fiscal 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2004 and Form 10-Q for the quarter ended March 31, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


     CONTACT: ElkCorp
              Investor Relations Contact
              Stephanie Elwood, 972-851-0472